Exhibit 23.3
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

February 24, 2022

Oasis Petroleum Inc.
1001 Fannin Street, Suite 1500
Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our report entitled “Report as of December 31, 2021 on Reserves and Revenue of Certain Properties with interests attributable to Oasis Petroleum LLC” (our “Report”) in Part 1 and in the “Notes to Consolidated Financial Statements” portion of the Annual Report on Form 10-K of Oasis Petroleum Inc. for the year ended December 31, 2021 (the “Annual Report”). We further consent to the incorporation of estimates contained in our reports entitled “Report as of December 31, 2020 on Reserves and Revenue of Certain Properties with interests attributable to Oasis Petroleum Inc.” and “Report as of December 31, 2019 on Reserves and Revenue of Certain Properties with interests attributable to Oasis Petroleum Inc.” In addition, we hereby consent to the incorporation by reference of our report of third party dated February 7, 2022, in the “Exhibits, Financial Statement Schedules” portion of the Annual Report. We further consent to the incorporation by reference of references to DeGolyer and MacNaughton and to our Report in Oasis Petroleum Inc.’s Registration Statement on Form S-8 (File No. 333-262192).

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716